Exhibit 99.1
PagerDuty Appoints Alex Shootman to Board of Directors
Veteran Technology Leader and Alkami CEO Brings Deep Experience
Scaling Enterprise Platforms to the PagerDuty Board
SAN FRANCISCO – July 14, 2026 - PagerDuty, Inc. (NYSE: PD), a leader in AI-first operations management, today announced the appointment of Alex Shootman to the company's Board of Directors, with an effective date of July 14, 2026.
Additionally, PagerDuty announced the resignation of Elena Gomez from its Board of Directors to focus on her duties as President and Chief Financial Officer at Toast.
“Alex brings over 25 years of exceptional operating experience to the PagerDuty board,” said John DiLullo, CEO at PagerDuty. “Alex is an ideal addition to the Board at this time based on his expertise building and scaling enterprise SaaS businesses through the most challenging parts of growth. His discipline and experiences are directly relevant as we push deeper into the enterprise market and build lasting value for our customers and shareholders.”
DiLullo continued, “Elena gave nearly eight years to this Board, and PagerDuty is a better company for it. She helped shape PagerDuty from an early-stage pioneer into a leading public enterprise and she leaves us well-positioned for what comes next. Her many contributions will be long-remembered.”
Mr. Shootman is currently the Chief Executive Officer and a member of the Board of Directors of Alkami Technology, Inc. He brings a stellar pedigree of driving enterprise scale and category creation in the SaaS ecosystem. Previously, Mr. Shootman served as President and CEO of Workfront from 2016 through its successful $1.5 billion acquisition by Adobe in 2020. Prior to that, he was President of Worldwide Field Operations at Apptio during a phase of aggressive global expansion, and President of Eloqua, where he helped pioneer market category creation, guided the company through its 2012 IPO, and oversaw its subsequent $900 million sale to Oracle. He has also held executive leadership roles at IBM and BMC Software.
“PagerDuty sits at the very center of modern enterprise resilience, acting as a critical platform in a world transformed by complex, AI-first operations,” said Shootman. “Throughout my career, I’ve focused on scaling platforms that run mission-critical corporate operations, and I know firsthand how essential real-time availability and automation are to the enterprise. PagerDuty's momentum with its platform presents an incredible opportunity for global growth. I look forward to partnering with John, the Board, and the entire leadership team to help guide the company through its next phase of enterprise market leadership.”
Mr. Shootman's appointment strengthens PagerDuty’s corporate governance and operational oversight as the company accelerates its mission to automate and orchestrate the entire incident management lifecycle at scale.
About PagerDuty Inc.
PagerDuty, Inc. (NYSE: PD) is the global leader in AI-first digital operations. By automatically detecting, diagnosing, and remediating issues, the PagerDuty Operations Cloud acts as the central control plane for the modern enterprise – orchestrating AI agents and automated workflows with context from over 750 integrations. Trusted by approximately two-thirds of the Fortune 100 and nearly half of the Fortune 500, PagerDuty is the industry standard for organizations scaling resilient, autonomous operations. Learn more and try it for free at www.pagerduty.com.
The PagerDuty Operations Cloud

The PagerDuty Operations Cloud is an AI-powered platform that automates and orchestrates the entire incident management lifecycle—from detection to resolution, providing resilience at scale. Designed for mission-critical operations, the platform empowers teams to identify and diagnose disruptions in real time, mobilizing the right teams to quickly streamline workflows to solve digital issues before they become incidents. The PagerDuty Operations Cloud is essential for delivering flawless, always-on digital experiences that organizations and consumers expect today.
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